UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 27, 2014

BLOX, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-53565
(Commission File Number)

20-8530914
(IRS Employer Identification No.)

Suite 600 – 666 Burrard Street, Vancouver, BC V6C 3P6
(Address of principal executive offices and Zip Code)

 (604) 688-3899
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 27, 2014, Marco Parente resigned as interim Chief Financial Officer of Blox, Inc. (the “Company”).  Mr. Parente’s resignation was not as a result of any disagreement with the Company or its board on any matter relating to the Company’s operations, policies or practices.   Effective June 27, 2014, we appointed Rick Low as Chief Financial Officer of the Company.

Mr. Low has over 20 years of progressive management experience in various industries in Canada and overseas. Mr. Low has served as Chief Financial Officer of PNG Gold Corporation since September, 2012 and spent the last eight years in the mining industry where he oversaw the finance and accounting function for a gold mining project during its progression from exploration, feasibility, construction and development through to commercial production. Mr. Low has also participated in raising various debt and equity financings and applications for listing on stock exchanges. From November 2009 to September 2012, Mr. Low was the Director of Finance at Eco Oro Minerals Corp. (formerly, Greystar Resources Ltd.) and from April 2006 to May 2008, was Vice President Finance at China Gold International Resources Corp. Ltd (formerly, Jinshan Gold Mines Inc. – a subsidiary of Ivanhoe Mines Ltd.). Mr. Low is a qualified Chartered Accountant with the Institute of Chartered Accounts of B.C. and graduated with a B. Comm. degree from the University of British Columbia.

Family Relationships

There are no family relationships among our directors or officers.

Certain Related Transactions and Relationships

Since our the beginning of our fiscal year ended March 31, 2014, we have not been a party to any transaction, proposed transaction, or series of transactions in which Mr. Low or any member of the immediate family of Mr. Low has had or will have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOX, INC.

By:	“Robert Abenante”
Robert Abenante President and CEO
Dated: July 11, 2014